UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

December 12, 2013
Date of Report (Date of earliest event reported)

Amtech Systems, Inc.
(Exact name of registrant as specified in its charter)

Arizona	000-11412	86-0411215
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.

131 S. Clark Drive, Tempe, AZ		85281
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code		480 967-5146

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)
On December 12, 2013, upon the recommendation of its Compensation and Stock Option Committee, the Board of Directors of Amtech Systems, Inc. (the "Company") approved stock option grants for its executives. Jong S. Whang, the Company's Executive Chairman, received a grant of an option to purchase 50,000 shares of the Company's common stock. Fokko Pentinga, the Company's President and Chief Executive Officer, received a grant of an option to purchase 50,000 shares of the Company's common stock. Bradley C. Anderson, the Company's Chief Financial Officer, received a grant of an option to purchase 35,406 shares of the Company's common stock. A portion of the grant, 15,000 shares each for Messrs. Whang, Pentinga, and Anderson, is subject to shareholder approval of an amendment to the 2007 Employee Stock Incentive Plan of Amtech Systems, Inc. (the "plan") at the 2014 Annual Meeting of Shareholders. The proposed amendment will include an increase to the number of shares available for grant under the plan. Each of the stock option grants will vest in four (4) equal annual installments beginning on December 12, 2014. All options granted have an exercise price of $7.01 (the closing price of the Company's common stock on December 11, 2013).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMTECH SYSTEMS, INC.

Date: December 18, 2013	By: /s/ Bradley C. Anderson
Name: Bradley C. Anderson
Title: Executive Vice President & Chief Financial Officer